                                               Filed by: Mohawk Industries, Inc.
                                       Pursuant to Rule 425 under the Securities
                                        Act of 1933 and deemed filed pursuant to
                                   Rule 14a-12 under the Securities Exchange Act

                                    Subject Company: Dal-Tile International Inc.
                                                  Commission File No.:  33-64140

                                                          Date: December 7, 2001

     On December 7, 2001, Mohawk Industries, Inc. issued the press release attached hereto as Exhibit 99.1, which is hereby incorporated by reference herein.